Amendment to Employment Agreement and Revocation of

Stock Redemption Agreement, both dated December 26, 2003

This Amendment (the "Amendment") to the Employment Agreement  dated the 26th day of December, 2003 (the "Agreement") and the Stock Redemption Agreement  of the same date (the "Redemption Agreement") by and between Petroleum Development Corporation, a Nevada Corporation (the "Company"), and Eric R. Stearns (the "Employee")  is made and entered into this 29th day of December, 2005.

WHEREAS, the Company and the Employee desire to modify the terms and conditions of the Agreement and the Redemption Agreement as set forth in this Amendment;

NOW THEREFOR, in consideration of the premises and mutual covenants and obligations set forth herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged and accepted, the parties hereto, intending to be legally bound, agree as follows:

1.      Paragraph 5.e. of the Agreement requiring the Company to maintain life insurance on the Employee and to repurchase stock or options at the discretion of the Employee's estate in the event of the death of the Employee is hereby declared to be null and void in its entirety effective as of December 29, 2005.

2.      The Redemption Agreement is hereby declared null and void in its entirety effective as of December 29, 2005.

3.      All other provisions of the Employment Agreement shall remain in force as originally agreed.

IN WITNESS WHEREOF, the Company and the Employee have duly executed this Employment Agreement as of the date first above written.

Petroleum Development Corporation                            Employee

By:       /s/ Steven R. Williams                                       /s/ Eric R. Stearns

Steven R. Williams                                            Eric R. Stearns

            Chief Executive Officer